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                                                                  Exhibit No. 99



                   ADVO ANNOUNCES DEPARTURE OF ITS PRESIDENT



Windsor, CT, May 2, 1996 --- ADVO, Inc. (NYSE:AD) announced today that Joseph P. Durrett, its President and Chief Operating Officer, is leaving the company to pursue other interests. It also announced that Robert "Kam" Kamerschen, its Chairman and Chief Executive Officer since 1988, had his contract extended by the Board of Directors for five years.

Mr. Durrett joined ADVO as President in 1993 from a senior position at Kraft/General Foods. He will also resign from his position on ADVO's Board of Directors. A replacement has not yet been named.

Mr. Durrett said, "I have enjoyed and been challenged by my experience at ADVO. The Company is well positioned for the future. When I was recruited to ADVO my intention was to become CEO at about this time. Since Kam has elected to stay in that position at ADVO, I have chosen to look for other opportunities outside of ADVO."

Mr. Kamerschen said, "We are grateful for Joe Durrett's contributions to ADVO and wish him luck in the future. I intend to get more involved in running the Company's business at a day-to-day level and help ADVO work toward accomplishing its vision of being the country's 'Targeter of Choice' in the direct mail marketing industry."

ADVO is the nation's largest Microtargeting(R) services company with annual revenues of over $1 billion. ADVO specializes in targeted shared and solo direct mail services to provide customized targeting solutions for its clients' needs. The Company's Mailbox Values(R) branded shared mail program is distributed nationally to over 61 million households weekly. ADVO also offers limited transportation services. It has 20 mail processing facilities and 70 sales offices nationwide. ADVO's corporate headquarters are located in Windsor, Connecticut.

Contact:

David M. Stigler
Senior Vice President - Public Affairs
ADVO, Inc.
(860) 285-6120